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                                                                   EXHIBIT 10.14

                       EQUITY INTEREST TRANSFER AGREEMENT

This Equity Interest Transfer Agreement ("AGREEMENT") is made and entered into as of April 5, 2004 by and between:

51NET.COM, INC. ("TRANSFEROR"), a company organized under the laws of the British Virgin Islands, with its registered office at c/o P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands, and its legal representative as ZHEN Rong Hui;

WUHAN MEI HAO QIAN CHENG ADVERTISING COMPANY LIMITED ("TRANSFEREE"), a company organized under the laws of the People's Republic of China, with its registered office at Room 4202 World Trade Building, 344 Jie Fang Avenue, Jianghan District, Wuhan, and its legal representative as FENG Lei, and a part of equity interests of the Transferee controlled, indirectly, by Qian Jin Network Information Technology (Shanghai) Company Limited.

WHEREAS:

1. Qian Jin Network Information Technology (Shanghai) Company Limited ("COMPANY"), a Chinese-Foreign joint venture company organized under the laws of the People's Republic of China by the Transferor and Beijing Qian Cheng Si Jin Advertising Company Limited ("QIAN CHENG SI JIN"), of which the registered capital is US$5,000,000.00, with its registered office at Suite 2307 Lucky Mansion, 660 Shangcheng Road, Pudong New District, Shanghai, China, with its business license number of Qihehupuzongfuji No.314997 (Pudong), with its legal representative of ZHEN Ronghui, and the Transferor and Qian Cheng Si Jin owns 99% and 1% equity interests of the Company, respectively;

2. Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept 48% equity interests of the Company owned by the Transferor;

3. Qian Cheng Si Jin has waived its first right of refusal for the aforesaid 48% equity interests of the Company, and agrees that the Transferee may purchase the aforesaid equity interests as set out in the Consent Letter provided in Appendix I;

4. After the Transferee obtains the aforesaid equity interests from the Transferor, upon the approval of relevant approval authorities and the terms, conditions, and of the transaction comply with the requirements of the Transferor, then subject to the laws of the PRC the Transferor has the right to redeem the aforesaid equity interests obtained by the Transferee in accordance with this Agreement, and the Transferee shall warrant to the Transferor that it will transfer the aforesaid equity interests to the Transferor by then.

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NOW THERFORE, in accordance with the relevant PRC laws and regulations, through friendly consultations, and based on a principle of mutual benefits, the parties hereof agree as follows:

                              ARTICLE I DEFINITION

1.1 Unless otherwise defined above or below, the following terms shall have the following meanings:

"SHARE" or "EQUITY INTEREST" means the equity interest which investor holds by contributing to the registered capital of the company or purchasing or otherwise lawfully acquiring the capital contribution of the original investor of the company. The percentage of the equity shares held by a shareholder in the Company shall be equal to his or her proportionate contribution to the registered capital of the company;

"REDEMPTION" means, after the Transferor transfers the 48% equity interests of the Company in accordance with this Agreement, Transferor and/or its designee redeems the aforesaid equity interests transferred to Transferee in accordance with this Agreement, upon the approval of the relevant approval authorities and subject to PRC laws;

"PRC LAWS" means all the laws, regulations and decisions made and promulgated by any PRC legislature, and all the administrative regulations, rules and measures and other binding official documents;

"APPROVAL" means any approval, consent, license, permit obtained from and/or issued by any PRC administrative authority in accordance with the PRC Law, including but not limited to the approval of the administration for commerce regarding the establishment of foreign invested enterprises ("FIE") and any changes thereof;

"REGISTRATION" means any application in accordance with PRC Law for legal registration with relevant PRC authorities, including but not limited to the registration with a relevant administration for industry and commerce for the establishment and change of the FIEs;

"PRC" means the People's Republic of China;

"US DOLLAR" or "US$" or "USD" means the legal currency of the United States;

"RENMINBI" or "RMB" means the legal currency of the People's Republic of China;

"PARTY" means any party of this Agreement and "PARTIES" mean the Transferor and

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the Transferee collectively.

1.2 Unless otherwise defined, references to articles, clauses, and Appendix are to the articles, clauses of and appendix to, this Agreement.

1.3 Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

                           ARTICLE II SHARE TRANSFER

2.1 Transferor hereof agrees to transfer 48% equity interests of the Company and the relevant rights and benefits attached to the Shares to the Transferee in accordance with the terms and conditions hereof, and the Transferee agrees to accept such Shares. After the completion of the Share transfer, the Transferor will hold 51% equity interests of the Company and Qian Cheng Si Jin will hold 1% equity interest of the Company.

                ARTICLE III TRANSFER PRICE AND REGISTERED CAPITAL

3.1 Parties hereof agree that, for the 48% equity interests transferred to the Transferee, Transferee shall pay Transferor RMB1,000,000.00. After the completion of the transfer, the registered capital of the company will remain the same.

                        ARTICLE IV COMPLETION AND PAYMENT

4.1 Parties hereof agree that, upon the date when all the conditions as provided hereunder are fulfilled, the Transferee will hold the 48% equity interests originally owned by the Transferor, after which the Transferor holds 51% equity interests, and the Transferee holds 48% equity interests of the Company, and the Parties shall enjoy the respective rights and bear respective responsibilities in accordance with their proportionate equity interest ratio:

      (a) Approval regarding this Agreement having been issued by the relevant approval authority;

      (b) relevant industry and commerce administration registration procedures regarding the Share transfer as provided hereof having been completed.

4.2 Transferee agrees that it will submit the entire transfer price as provided in Article 3.1 within three (3) months upon the execution of this Agreement.

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                 ARTICLE V REDEMPTION OBLIGATION UPON COMPLETION

5.1 Parties hereof agree that, after the Transferee obtains 48% equity interests of the Company from the Transferor in accordance with this Agreement, subject to PRC Law and upon the Approval of the relevant authority, Transferor and/or its designee shall, at any time within the effective term of this Agreement, redeem the 48% equity interests from the Transferee in a lump sum or in installments in accordance with this Agreement and other agreements entered into by the Parties, in the event that Transferor is satisfied with the terms and conditions of the transaction. Transferee warrants to agree to transfer the Share to the Transferor and/or its designee.

5.2 Upon the redemption described above by the Transferor and/or its designee, the Transferor and/or its designee shall issue a written notice for the Share Redemption. Upon the issuance of the notice, Transferee shall transfer the Shares as set out in the notice to the Transferor and/or its designee in accordance with this Agreement, the notice and other agreements entered into by the Parties.

5.3 Transferee shall, within 60 days of the issuance of the written Redemption notice of the Transferor and/or its designee, assist the Transferor and/or its designee to complete all necessary Approval and Registration procedures for the Redemption of Shares that are held by the Transferee.

                    ARTICLE VI REPRESENTATIONS AND WARRANTIES

6.1   Transferor hereof undertakes and warrants that:

      (a) it is a company duly organized and validly existing under the laws of the British Virgin Islands;

      (b) at the time of the execution of this Agreement, it owns 99% equity interests of the Company, and it has full right, power and authorization to execute and perform this Agreement;

      (c) at the time of the execution of this Agreement, the equity interests it owns in the Company are free from any mortgage, pledge, or any other security interests or encumbrance in other forms, or any undertakings of similar third party interests;

      (d) after its authorized representative executes this Agreement, the provisions hereof shall constitute the legal, effective and enforceable

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            obligations upon the Transferor;

      (e) neither the execution of this Agreement, nor the performance of the obligations under this Agreement, conflicts or violates any laws and regulations or any governmental or administrative approval, or any agreement entered into between Transferor and any third party;

      (f) to its knowledge, no litigation, arbitration, or governmental, administrative or other investigation, or governmental investigation is pending or is threatened to be initiated, which is related to the matters hereof, or would have an adverse effect upon the execution or the performance of this Agreement; and

      (g) it has disclosed all the documents related to the transaction stipulated hereof which are owned and controlled by the Transferor, and the documents it provided do not contain any false statements and representations or omissions as to the material matters.

6.2   Transferee hereof undertakes and warrants that:

      (a) it is a company duly organized and validly existing under the PRC laws;

      (b) it has full right, power and authorization to execute and perform this Agreement, and it has all the right, authorization, and approvals to fully perform each of its obligations under this Agreement;

      (c) after its authorized representative executes this Agreement, the provisions hereof shall constitute the legal, effective and enforceable obligations upon the Transferee;

      (d) neither the execution of this Agreement, nor the performance of the obligations under this Agreement, conflicts or violates any laws and regulations or any governmental or administrative approval, or any agreement entered into between Transferee and any third party;

      (e) to its knowledge, no litigation, arbitration, or governmental, administrative or other investigation, or governmental investigation is pending or is threatened to be initiated, which is related to the matters hereof, or would have an adverse effect upon the execution or the performance of this Agreement; and

      (f) it has disclosed all the documents related to the transaction stipulated hereof which are owned and controlled by the Transferee, and the

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            documents it provided do not contain any false statements and representations or omissions as to the material matters.

                 ARTICLE VII LIABILITIES FOR BREACH OF CONTRACT

7.1 Occurrence of any of the following circumstances constitutes a breach to this Agreement:


      (a)   breaching of any provisions hereof;

      (b) violation of any statements, warranties or undertakings made in this Agreement, or the making of any false or inaccurate representations, warranties or undertakings hereof; and

      (c) transfer any rights and obligations under this Agreement without the other Party's prior written consent.

7.2 Except as stipulated in Article 7.3 hereof, in the event that any Party commits any default or breach of the provisions in Article 7.1, the other Party has the right to request the breaching Party for the compensation for any losses and damages caused by such breach.

7.3 Except as stipulated in Article 7.2, if the Transferee fails to fulfill its obligations for the entire payment of the transfer price as stipulated in Article 3.1 hereof, then the Transferor shall have the right to either redeem the Share as provided in Article 5 hereof, or terminate this Agreement without any compensation to the Transferee, which shall not affect the Transferor's rights to request compensation from the Transferee for any losses caused by the Transferee's breach.

                          ARTICLE VIII CONFIDENTIALITY

8.1 Either Party shall be obligated to keep confidential all the commercial information in any form whatsoever in connection with the other Party obtained from the other Party for the execution and performance of this Agreement, including any content of this Agreement and other cooperation matters proposed by the Parties. Either Party may disclose the aforesaid information to its employee, agent, distributor, supplier, and advisor (including its accountant and attorneys) as necessary to perform its obligations under this Agreement.

8.2 This clause does not apply to the disclosure of the following commercial information:

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      (a)   that which is available and accessible to the public at the time of disclosure;

      (b) that which is available and accessible to the public after disclosure for any reason other than the receiving party's fault;

      (c) that which the receiving party can prove was in the possession of the receiving party prior to the disclosure of such information, and not obtained directly or indirectly from the other party; or

      (d) that which is obligated to be disclosed to relevant government authorities, or stock exchange market in accordance with the laws, or disclosed to its immediate attorneys or financial advisors as needed in the ordinary course of business.

8.3 Parties shall cause its director, officer, and other employee and the director, officer and other employee of its subsidiary (if any) to comply with the obligations under this confidentiality clause, and shall request certain key employees to execute confidentiality agreements.

                         ARTICLE IX FORCE MAJEURE EVENT

9.1 The Force Majeure Event refers to events uncontrollable or unforeseeable by either Party hereof, or foreseeable but unpreventable by either Party, and which occurs after the date of execution of this Agreement causing either Party to be unable to completely or partially fulfill any stipulation hereof. The Force Majeure Event includes but is not limited to strike, riot, explosion, fire, earthquake, and other acts of God, war, civil disturbance, vandalism, expropriation, confiscation, governmental acts, any change in law, or failure to obtain the approval from the government authority for any reason other than the fault of either Party, and other major or sudden event.

9.2 In the event of a Force Majeure Event, the party affected by such event shall immediately notify the other party, and shall provide a detailed written report within fifteen (15) days of the occurrence of the event. The party affected by the event shall take all appropriate measures to eliminate or minimize the effect of the Force Majeure Event and minimize the loss to the over party arising thereof. Parties shall, in accordance with the effects of the event upon the performance of this Agreement, determine whether to terminate this Agreement, or postpone the performance of this Agreement, or waive in part or whole the obligations of the party affected under this Agreement.

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                             ARTICLE X EFFECTIVENESS

10.1 This Agreement shall become effective after the respective authorized representative execute this Agreement and/or affix the company seals on this Agreement and upon the approval of relevant competent authorities. The term of this Agreement is ten (10) years, and it may be extended upon the agreement of the Parties in writing.

                              ARTICLE X TERMINATION

11.1 This Agreement shall terminate upon the occurrence of any of the following circumstances:

      (a)   in the event that Parties reach the agreement in writing;

      (b) in the event that either Party ("Defaulting Party") violate any provision hereunder, and upon the receipt of a default notice from the other Party ("Non-Defaulting Party"), the violation has not been cured within the time stipulated by the notice;

      (c) in the event of any false or inaccurate statement and representation by either party;

      (d) in the event that this Agreement becomes void and null, or unenforceable, or is announced to be void and null, or enforceable, or is required to be amended by any government authority and such amendment is not acceptable to either Party;

      (e) in the event that the Transferee fails to pay the entire transfer price in accordance with Article 3.1 and 4.2, or in the event of any bankruptcy, liquidation, dissolution, suspension or cessation of business, or insolvency occurring to Transferee;

      (f) in the event that the occurrence or effect of a force majeure event adversely affects the ability of either Party to perform this Agreement, and the Parties fail to find a reasonable solution to solve the matter within thirty (30) days of the occurrence of the force majeure event.

11.2  In the event of an occurrence stipulated in Article 11.1(a), (b), (e) or
      (g), any Party has the right to terminate this Agreement with a written notice to the other Party; in the event of the occurrence stipulated in the foresaid Article

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      11.1(c), or (d), then only the Non-Defaulting Party has the right to terminate this Agreement with a written notice to the other Party; and in the event of the occurrence of the foresaid Article 11.1(f), then only the Transferor has the right to terminate this Agreement with a written notice to the other Party.

11.3 The termination notice becomes effective on the fifteen (15) days after the notice is served to the noticed party as stipulated in Article 13.

11.4 In the event of the termination of this Agreement for a reason as set out in this Article 11, then:

      (a) either Party shall return any shares or share transfer price obtained from the other Party as a result of the performance of this Agreement;

      (b) the Party at fault shall compensate the other Party for any losses caused due to its fault, and in the event that both Parties are at fault, each Party shall compensate the other Party to the extent of its respective fault liability.

11.5 The right to termination this Agreement under this Article 11 shall not adversely affect any other rights or remedies available under this Agreement to the party requesting the termination.

                ARTICLE XII GOVERNING LAW AND DISPUTES RESOLUTION

12.1 The execution, effectiveness, interpretation, performance, and enforceability of this Agreement, and dispute resolution in connection with this Agreement shall be governed by PRC Law.

12.2 Any disputes arising from the interpretation or performance of this Agreement shall be resolved through friendly consultations between the Parties hereof. If such dispute has not been settled within sixty (60) days after commencement of friendly consultation, or within a longer period of time as agreed to by the Parties, either Party may submit the dispute to China International Economic and Trade Arbitration Commission ("CIETAC") in Beijing for arbitration in accordance with then effective arbitration rules of CIETAC. The arbitration award shall be final and binding upon both parties hereto. During the course of any dispute or arbitration of any dispute, both parties hereto shall continue to perform the duties and obligations under this Agreement not the subject of the disputes.

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                               ARTICLE XIII NOTICE

13.1 Any notice hereunder shall be delivered by hand or via facsimile or registered airmail to the following addresses and numbers, unless a Party has notified the other Party of its changed addresses and numbers. Notices sent by registered airmail shall be deemed as being effectively served on the fifth day after the date dispatched. Notices delivered by hand or sent via facsimile shall be deemed as being effectively served on the next day after the delivery or transmission. If transmitted by facsimile, the original copy of the notices shall be sent by registered airmail or delivered by hand to the other Party immediately after the transmission.

      TRANSFEROR: 51NET.COM INC.
      Address: Suite 2602, The Center, 99 Queen's Road Central, Hong Kong
      Attention: Rick Yan
      Phone Number: 852-29077880
      Facsimile:    852-29077881

      TRANSFEREE: WUHAN MEI HAO QIAN CHENG ADVERTISING COMPANY LIMITED
      Attention: Mr. FENG Lei
      Address: c/o Zhaoshangju Building 32F, 118 Jianguo road, Chaoyang District, Beijing
      Postal Code: 100022
      Phone Number: 8610-65669393
      Facsimile:    8610-65669199

                            ARTICLE XIV MISCELLANEOUS

14.1 This Agreement may not be changed, modified or amended without the written agreements between the Parties signed by the authorized representatives, after which the amendment shall become an integral part of this Agreement and shall have the same legal effect upon the approval from the original approval authority.

14.2 Any tolerance or allowance granted by one Party to the other Party for any breach caused by the other Party, or any postponement in the exercise of a right or power enjoyed hereunder by one Party for the breach caused by the other Party, shall not be deemed as a waiver of such Party's rights and power and shall not prejudice, affect or otherwise restrict other rights and power enjoyable by such Party in accordance with this Agreement and relevant PRC

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      laws and regulations. Any separate or partial exercise of any rights, power or remedies enjoyed by one Party hereunder shall not prejudice such Party's further exercise of such right, power or remedy, and shall not prejudice such Party's exercise of other rights, powers or remedies.

14.3 The invalidity, nullity and unenforceability of any provision hereof shall not affect or prejudice the validity, effectiveness and enforceability of other provisions hereof. However, the Parties hereto shall cease the performance of such invalid, null and unenforceable provision and shall avoid the effects of such invalidity, nullity, and unenforceability to this Agreement to the maximum extent, as in accordance with the purposes of this Agreement.

14.4 This Agreement shall be transcribed in Chinese, written in five (5) counterparts, each Party shall hold one counterpart and the remaining copies shall be submitted to the approval authorities.

IN WITNESS WHEREOF, the Parties or their respective authorized representative execute and sign this Agreement as of the day and year first above written.

TRANSFEROR: 51NET.COM, INC.

By: _____________________________
Authorized representative:

TRANSFEREE: WUHAN MEI HAO QIAN CHENG ADVERTISING COMPANY LIMITED

By: _____________________________
Authorized representative:

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                            APPENDIX I CONSENT LETTER

To:   51net.com Inc.
      Wuhan Mei Hao Qian Cheng Advertising Company Limited

Regarding the 48% equity interests of Qian Jin Network Information Technology (Shanghai) Company Limited owned and transferred by 51net.com Inc., we as a shareholder of the joint venture company hereof waive our first right of refusal for the aforesaid 48% equity interests, and we hereof agree for Wuhan Mei Hao Qian Cheng Advertising Company Limited to purchase such shares.

Beijing Qian Cheng Si Jin Advertising Company Limited (seal)

_______________________________

Date: April 5, 2004

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